Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE

SERIES A JUNIOR PREFERRED STOCK OF
ASTA FUNDING, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Asta Funding, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.            That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of thirty thousand (30,000) shares of Series A Junior Preferred Stock, par value $.01 per share (the “Existing Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on August 23, 2012, filed a Certificate of Designation with respect to such Existing Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.            That no shares of said Existing Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3.            That the Board of Directors of the Corporation has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors and by a Certificate of Designation (the “Existing Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on August 23, 2012, the Corporation authorized the issuance of a series of thirty thousand (30,000) shares of Series A Junior Preferred Stock, par value $.01 per share, of the Corporation (the “Existing Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Existing Preferred Stock are outstanding and no shares of such Existing Preferred Stock will be issued subject to said Existing Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Existing Certificate of Designation with respect to such Existing Preferred Stock be eliminated from the Certificate of Incorporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Existing Certificate of Designation with respect to such Existing Preferred Stock be eliminated from the Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Existing Certificate of Designation with respect to such Existing Preferred Stock shall be eliminated from the Certificate of Incorporation.

4.            That, accordingly, all matters set forth in the Certificate of Designation with respect to the Existing Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, Asta Funding, Inc. has caused this Certificate to be executed by its duly authorized officer this 5th day of May, 2017.

ASTA FUNDING, INC.

By:	/s/ Bruce R. Foster
Name: Bruce R. Foster
Title: Chief Financial Officer

Signature Page to

Certificate of Elimination